Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR 2008 OPERATING RESULTS

Uncasville, Connecticut, December 4, 2008 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the fourth quarter and fiscal year ended September 30, 2008. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Consolidated financial results for the fourth quarter ended September 30, 2008:

•	Gaming revenues of $373.7 million, a 5.4% decrease from the fourth quarter of fiscal 2007

•	Table games revenues of $96.4 million, a 1.8% increase over the fourth quarter of fiscal 2007

•	Gross slot revenues of $276.1 million, a 7.9% decrease from the fourth quarter of fiscal 2007

•	Non-gaming revenues of $77.0 million, a 6.7% decrease from the fourth quarter of fiscal 2007

•	Net revenues of $415.8 million, a 5.1% decrease from the fourth quarter of fiscal 2007

•	Income from operations of $120.7 million, a 59.8% increase over the fourth quarter of fiscal 2007

•	Net income of $90.6 million, a 93.9% increase over the fourth quarter of fiscal 2007

•	Adjusted EBITDA, a non-GAAP measure described below, of $86.0 million, a 15.9% decrease from the fourth quarter of fiscal 2007

Other important events that occurred during the fourth quarter ended September 30, 2008:

•	Opened Project Sunrise at Pocono Downs on July 17, 2008

•	Opened Casino of the Wind at Mohegan Sun on August 29, 2008

•	Announced the suspension of the Earth Expansion component of Project Horizon on September 22, 2008

Consolidated financial results for the fiscal year ended September 30, 2008:

•	Gaming revenues of $1.41 billion, a 4.0% decrease from fiscal 2007

•	Table games revenues of $374.5 million, a 3.1% decrease from fiscal 2007

•	Gross slot revenues of $1.03 billion, a 4.3% decrease from fiscal 2007

•	Non-gaming revenues of $297.0 million, a 5.1% increase over fiscal 2007

•	Net revenues of $1.57 billion, a 3.0% decrease from fiscal 2007

•	Income from operations of $266.9 million, an 8.8% decrease from fiscal 2007

•	Net income of $152.8 million, an 11.5% decrease from fiscal 2007

•	Adjusted EBITDA, a non-GAAP measure described below, of $307.7 million, a 21.8% decrease from fiscal 2007

“Our fourth quarter and full-year results clearly reflect the economic uncertainty that our region and the nation have been experiencing, as well as the pressure of increased energy prices and its impact on consumers,” said Mitchell Grossinger Etess, President and CEO of the Authority. “We feel that we have been very proactive and have taken prudent steps to conserve cash and preserve our financial flexibility, including suspending portions of Project Horizon and amending our bank credit facility. These steps have positioned the Authority to weather this storm and continue our growth when the economy recovers.”

Fourth Quarter Operating Results

Consolidated Adjusted EBITDA for the quarter ended September 30, 2008 decreased by $16.2 million, or 15.9%, to $86.0 million from $102.2 million in the fourth quarter of fiscal 2007. The decrease in consolidated Adjusted EBITDA is primarily attributable to declines in Adjusted EBITDA at Mohegan Sun and Pocono Downs of $8.3 million and $2.3 million, respectively, and an increase in Corporate-related expenses, all further described below.

Consolidated net income for the quarter ended September 30, 2008 increased by $43.9 million, or 93.9%, to $90.6 million compared to $46.7 million in the fourth quarter of fiscal 2007. The increase in consolidated net income is primarily due to an increase in income from operations at Mohegan Sun of $61.9 million. Income from operations at Mohegan Sun increased as a result of a $68.9 million non-cash relinquishment liability reassessment credit in the quarter, as described below, compared to a $3.0 million non-cash relinquishment liability reassessment charge recorded in the fourth quarter of fiscal 2007. These results were partially offset by a $9.8 million increase in Corporate-related expenses and a decrease in income from operations at Pocono Downs of $6.9 million.

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended September 30, 2008 decreased by $8.3 million, or 9.0%, to $83.8 million from $92.1 million in the fourth quarter of fiscal 2007. This decrease is primarily attributable to lower slot revenues, partially offset by a reduction in casino marketing and promotional spending and lower salary and wage costs. Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net revenues, decreased to 23.9% for the quarter ended September 30, 2008 from 24.3% in the fourth quarter of fiscal 2007.

Net revenues for the quarter ended September 30, 2008 decreased by $29.3 million, or 7.7%, to $350.2 million from $379.5 million in the fourth quarter of fiscal 2007. This decrease is primarily attributable to the declines in slot revenues and non-gaming revenues, partially offset by a $4.5 million decrease in promotional allowances.

Gaming Revenues

The following table presents information related to slot revenues (in thousands):

	For the Three Months Ended
	September 30, 2008	September 30, 2007	Variance	Percentage Variance

Mohegan Sun gross slot revenues	$220,421	$249,655	$(29,234)	-11.7%
Northeast slot gaming market gross slot revenues (1)	669,996	695,329	(25,333)	-3.6%
Connecticut slot gaming market gross slot revenues (2)	422,469	464,016	(41,547)	-9.0%

(1)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, including MGM Grand at Foxwoods, collectively Foxwoods, Twin River, Newport Grand and Empire City.
(2)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods.

The reduction in Mohegan Sun’s slot revenues is primarily attributable to the continued weakening of the economy, resulting in lower spending by gaming patrons. The decrease in Mohegan Sun’s slot revenues also is attributable to increased competition from video lottery terminal facilities, or VLTs, at Empire City in Yonkers, New York and Twin River in Lincoln, Rhode Island, and, to a lesser extent, our Connecticut competitor, Foxwoods, following the opening of its MGM Grand at Foxwoods hotel and gaming facility in May 2008. Higher gas prices and increased promotional activities from Foxwoods, including free promotional slot plays, also contributed to the decline in slot revenues. Mohegan Sun’s gross slot hold percentage for the quarter ended September 30, 2008 was 8.4% compared to 8.8% in the fourth quarter of fiscal 2007. The decrease in gross slot hold percentage is attributable to the issuance of free promotional slot plays to Player’s Club members, which is reflected in slot handle during the quarter. Mohegan Sun’s gross slot win per unit per day was $379 and $451 for the quarters ended September 30, 2008 and 2007, respectively. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market for the quarter ended September 30, 2008 decreased to 134.7% from 145.4% in the fourth quarter of fiscal 2007. The decline in Mohegan Sun’s slot win efficiency in the Northeast slot gaming market is attributable, in part, to increased competition in the Northeast slot gaming market from the VLTs at Empire City and Twin River and high gas prices, as customers in the New York City and Boston area markets likely chose to frequent closer gaming facilities. Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market for the quarter ended September 30, 2008 increased to 120.4% from 118.9% in the fourth quarter of fiscal 2007.

Table games revenues increased by $1.7 million, or 1.8%, to $96.4 million for the quarter ended September 30, 2008 from $94.7 million in the fourth quarter of fiscal 2007. The increase in table games revenues is primarily attributable to an increase in table games hold percentage. This increase was partially offset by a decrease in table games drop. Table games hold percentage for the quarter ended September 30, 2008 was 15.0% compared to 14.3% in the fourth quarter of fiscal 2007. Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods. Table games drop for the quarter ended September 30, 2008 decreased to $644.7 million from $662.0 million in the fourth quarter of fiscal 2007. The decrease in table games drop is believed to be the result of reduced discretionary spending on leisure activities resulting from the national recession. Table games revenue per unit per day was $3,262 and $3,239 for the quarters ended September 30, 2008 and 2007, respectively.

Non-gaming Revenues

Food and beverage revenues decreased by $2.8 million, or 11.1%, to $23.3 million for the quarter ended September 30, 2008 from $26.1 million in the fourth quarter of fiscal 2007. The decrease in food and beverage revenues is primarily attributable to a $2.5 million decrease in food revenues, resulting from a 16.9% decrease in the number of meals served due to decreased patronage at Mohegan Sun-owned food outlets. The decrease in the number of meals served was partially offset by a 6.7% increase in the average price per cover.

Hotel revenues decreased by $234,000, or 1.9%, to $11.8 million for the quarter ended September 30, 2008 from $12.1 million in the fourth quarter of fiscal 2007. The decrease in hotel revenues is primarily attributable to a decrease in the average daily room rate, or ADR, to $106 for the quarter ended September 30, 2008 compared to $108 in the fourth quarter of fiscal 2007. The decrease in ADR is the result of continued competitive pricing pressures in room rates offered to casino hotel guests in the Connecticut and Atlantic City gaming markets. Hotel occupancy also decreased to 96.4% for the quarter ended September 30, 2008 from 97.6% in the fourth quarter of fiscal 2007. Revenue per available room for the quarter ended September 30, 2008 was $102 compared to $105 in the fourth quarter of fiscal 2007.

Retail, entertainment and other revenues decreased by $3.9 million, or 9.5%, to $36.9 million for the quarter ended September 30, 2008 from $40.8 million in the fourth quarter of fiscal 2007. This decline is primarily the result of a $2.2 million, or 11.7%, decrease in entertainment revenues resulting from a reduction in the number of headliner shows performed in the Mohegan Sun Arena as compared to the fourth quarter of fiscal 2007. The decrease in retail, entertainment and other revenues also is the result of a $1.8 million, or 22.9%, decline in retail revenues due to reduced patronage at Mohegan Sun-owned retail outlets, partially offset by a $466,000 increase in gasoline revenues. The growth in gasoline revenues was due to an increase in average price per gallon of gasoline sold at the Mohegan Sun gasoline and convenience center, partially offset by a decrease in the number of gallons of gasoline sold.

Income from Operations

Income from operations for the quarter ended September 30, 2008 increased by $61.9 million, or 90.5%, to $130.4 million from $68.5 million in the fourth quarter of fiscal 2007. The increase in income from operations is primarily attributable to a non-cash relinquishment liability reassessment credit in the quarter of $68.9 million compared to a $3.0 million non-cash relinquishment liability reassessment charge recorded in the fourth quarter of fiscal 2007. The non-cash relinquishment liability reassessment credit had the effect of reducing operating expenses. The increase in income from operations was partially offset by declines in slot revenues and non-gaming revenues, as described above.

Pursuant to the relinquishment agreement with Trading Cove Associates, or TCA, the Authority is required to make certain payments to TCA determined as a percentage of revenues generated by Mohegan Sun through the period ending December 31, 2014. A liability for these payments was established based on the present value of the estimated future Mohegan Sun revenues and is reassessed periodically. Based on the Authority’s suspension of Project Horizon, recent operating trends and increased competition in the Northeast slot gaming market, the Authority estimates that Mohegan Sun’s projected revenues over the remaining relinquishment period will decrease from previously estimated amounts. Accordingly, the related relinquishment liability has decreased from $454.3 million to $385.4 million, resulting in a non-cash relinquishment liability credit of $68.9 million for the quarter ended September 30, 2008.

Pocono Downs

Adjusted EBITDA for the quarter ended September 30, 2008 decreased by $2.3 million, or 19.0%, to $9.7 million from $12.0 million in the fourth quarter of fiscal 2007. This decrease is primarily attributable to the continued weakening of the regional economy and new competition following the October 2007 opening of a new gaming facility, Mount Airy Casino Resort, or Mount Airy, in Mount Pocono, Pennsylvania. Adjusted EBITDA also was impacted by increased operating costs following the opening of our Phase II gaming and entertainment facility at Pocono Downs, or Project Sunrise, on July 17, 2008, including approximately $1.1 million in non-recurring expenses incurred for leased slot machines and related costs during the transition from the Phase I slot facility to the Phase II slot facility. Adjusted EBITDA margin decreased to 14.8% for the quarter ended September 30, 2008 from 20.4% in the fourth quarter of fiscal 2007.

Net revenues for the quarter ended September 30, 2008 increased by $6.8 million, or 11.6%, to $65.7 million from $58.9 million in the fourth quarter of fiscal 2007. This increase is primarily attributable to the opening of Project Sunrise.

Commenting on results at Pocono Downs, Robert J. Soper, President and CEO, said, “Results for the year reflected the successful opening of our new Project Sunrise facility in July, which helped offset the impact of a slowing economy. Like others in our industry, we are focused on reducing costs in response to economic pressures. However, we remain confident and optimistic about our long-term growth and profitability.”

Gaming Revenues

The Northeastern Pennsylvania slot gaming market, which consists of Pocono Downs and Mount Airy, generated gross slot win of $105.1 million and $50.0 million for the quarters ended September 30, 2008 and 2007, respectively, representing an increase of 110.0%. Gross slot win at Pocono Downs for the quarter ended September 30, 2008 increased by $5.7 million, or 11.3%, to $55.7 million from $50.0 million in the fourth quarter of fiscal 2007. The growth in slot revenues is primarily attributable to the opening of Project Sunrise, partially offset by increased competition following the opening of Mount Airy, located approximately 40 miles from Pocono Downs. The slot results for the quarter also were impacted by the continued weakening of the regional economy and increased promotional activities from Mount Airy, including free promotional slot plays. Slot win efficiency at Pocono Downs for the quarter ended September 30, 2008 was 110.9%. Gross slot win per unit per day was $265 and $452 for the quarters ended September 30, 2008 and 2007, respectively. The decrease in gross slot win per unit per day is attributable to an increase in the weighted average number of slot machines during the quarter following the opening of Project Sunrise. Gross slot hold percentage for the quarter ended September 30, 2008 was 9.0% compared to 8.8% in the fourth quarter of fiscal 2007.

Racing revenues decreased by $1.1 million, or 15.3%, to $6.0 million for the quarter ended September 30, 2008 from $7.1 million in the fourth quarter of fiscal 2007. The decrease in racing revenues is primarily due to the continued weakening of the regional economy, increased competition from newly opened off-track wagering facilities in New Jersey and a shortened 2008 live racing season at the Pocono Downs’ facility to accommodate the construction of a new paddock adjacent to the racetrack.

Non-gaming Revenues

Non-gaming revenues increased by $1.4 million, or 41.0%, to $5.0 million for the quarter ended September 30, 2008 from $3.6 million in the fourth quarter of fiscal 2007. This increase is the result of increases in food, beverage and retail sales due primarily to the opening of new food, beverage and retail outlets in connection with Project Sunrise and increased utilization of Pocono Downs Player’s Club points and promotional coupons at the property’s restaurants and retail outlets.

Income from Operations

Income from operations for the quarter ended September 30, 2008 decreased by $6.9 million, or 75.5%, to $2.3 million from $9.2 million in the fourth quarter of fiscal 2007. This decrease is primarily attributable to the increase in operating costs, partially offset by the growth in net revenues, as more fully discussed above.

Corporate

Corporate costs and expenses for the quarter ended September 30, 2008 increased by $9.8 million to $11.9 million compared to $2.1 million in the fourth quarter of fiscal 2007. Corporate costs and expenses for the quarter include a $6.0 million non-cash charge for additional reserves recorded against the net assets of the Authority’s subsidiary, Wisconsin Tribal Gaming, LLC, or Wisconsin Gaming. Wisconsin Gaming was formed to participate in the development of a proposed casino to be owned by the Menominee Indian Tribe of Wisconsin, or Menominee Tribe, and located in Kenosha, Wisconsin, or the Menominee Project. These additional reserves were recorded for Wisconsin Gaming following an unfavorable decision by the U.S. Department of the Interior to reject the Menominee Tribe’s request to suspend review of the Menominee Tribe’s application to take off-reservation land into trust in connection with the Menominee Project and a federal court’s subsequent refusal to issue a temporary restraining order to prevent the Interior Department from taking further action on the application. The increase in Corporate costs and expenses also is attributable to additional development related expenditures in connection with an unsuccessful effort to secure a gaming license from the Kansas Lottery Commission for the development of a gaming facility to be located in Wyandotte County, Kansas. Increased allocated expenditures related to governmental and certain administrative services provided by the Mohegan Tribe of Indians of Connecticut, or the Tribe, also contributed to the increase in Corporate costs and expenses as compared to the fourth quarter of fiscal 2007.

Fiscal Year 2008 Operating Results

Consolidated Adjusted EBITDA for the fiscal year ended September 30, 2008 decreased by $85.7 million, or 21.8%, to $307.7 million from $393.4 million in the prior fiscal year. The decrease in consolidated Adjusted EBITDA is primarily attributable to a $72.6 million decrease in Adjusted EBITDA at Mohegan Sun and an increase in Corporate-related expenses, both further described below.

Consolidated net income for the fiscal year ended September 30, 2008 decreased by $19.8 million, or 11.5%, to $152.8 million compared to $172.6 million in the prior fiscal year. The decrease in consolidated net income is primarily due to an $18.4 million increase in Corporate-related expenses and reductions in income from operations at Pocono Downs and Mohegan Sun of $4.0 million and $3.3 million, respectively.

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the fiscal year ended September 30, 2008 decreased by $72.6 million, or 19.4%, to $300.5 million from $373.1 million in the prior fiscal year. This decrease is primarily attributable to lower slot and table games revenues, higher salary and wage costs due to market driven compensation adjustments and increased medical benefit costs, and higher allowances for doubtful accounts related to gaming receivables. The decrease in Adjusted EBITDA is partially offset by a reduction in slot win contribution to the State of Connecticut, commensurate with lower slot revenues, as well as decreased redemption costs due to decreased utilization of Player’s Club points and promotional expenditures targeting third party outlets. Adjusted EBITDA margin decreased to 22.1% for the fiscal year ended September 30, 2008 from 26.1% in the prior fiscal year.

Net revenues for the fiscal year ended September 30, 2008 decreased by $67.7 million, or 4.7%, to $1.36 billion from $1.43 billion in the prior fiscal year. This decrease is primarily attributable to the declines in slot and table games revenues, partially offset by increased entertainment revenues, as further described below.

Gaming Revenues

The following table presents information related to slot revenues (in thousands):

	For the Fiscal Years Ended
	September 30, 2008	September 30, 2007	Variance	Percentage Variance

Mohegan Sun gross slot revenues	$855,859	$921,651	$(65,792)	-7.1%
Northeast slot gaming market gross slot revenues	2,559,979	2,496,947	63,032	2.5%
Connecticut slot gaming market gross slot revenues	1,603,695	1,725,117	(121,422)	-7.0%

The decline in Mohegan Sun’s slot revenues is attributable, in part, to a period of increased promotional activities from Foxwoods, including free promotional slot plays, and increased competition in the Northeast slot gaming market. The decrease in Mohegan Sun’s slot revenues also is attributable, in part, to the continued weakening of consumer discretionary spending in the Northeast region and high gas prices, both of which resulted in lower spending by gaming patrons. Mohegan Sun’s gross slot win per unit per day was $380 and $417 for the fiscal years ended September 30, 2008 and 2007, respectively. Mohegan Sun’s gross slot hold percentage for the fiscal year ended September 30, 2008 was 8.5% compared to 8.7% in the prior fiscal year. The decrease in gross slot hold percentage is attributable to the introduction of free promotional slot plays, which is reflected in slot handle, during the fiscal year. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market for the fiscal year ended September 30, 2008 decreased to 134.8% from 139.3% in the prior fiscal year. The decline in Mohegan Sun’s slot win efficiency in the Northeast slot gaming market is attributable, in part, to increased competition from the VLTs at Empire City and Twin River and high gas prices, as customers in the New York City and Boston area markets likely chose to frequent closer gaming facilities. Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market for the fiscal year ended September 30, 2008 increased to 118.3% from 117.1% in the prior fiscal year.

Table games revenues decreased by $11.9 million, or 3.1%, to $374.5 million for the fiscal year ended September 30, 2008 from $386.4 million in the prior fiscal year. The decline in table games revenues is primarily attributable to a decrease in table games hold percentage to 14.4% for the fiscal year ended September 30, 2008 compared to 15.6% in the prior fiscal year. Historically, table games hold percentage has averaged approximately 15.5%. Utilizing historical average table games hold percentage of 15.5%, the Authority estimates that table games revenues were negatively impacted by approximately $30.0 million for the fiscal year. The majority of the expenses associated with the negative impact of the lower table games hold percentage are reflected in operating results for the fiscal year. The decrease in table games hold percentage was partially offset by an increase in table games drop of 5.1% to $2.61 billion for the fiscal year ended September 30, 2008 from $2.48 billion in the prior fiscal year. The growth in table games drop primarily resulted from increased high limit table games play and the success of Mohegan Sun’s Asian table games marketing program. Table games revenue per unit per day was $3,177 and $3,511 for the fiscal years ended September 30, 2008 and 2007, respectively.

Non-gaming Revenues

Food and beverage revenues decreased by $1.9 million, or 2.0%, to $93.0 million for the fiscal year ended September 30, 2008 from $94.9 million in the prior fiscal year. The decrease in food and beverage revenues is primarily attributable to a $2.0 million decrease in food revenues, partially offset by a slight increase in beverage revenues. The decline in food revenues primarily resulted from a 6.5% reduction in the number of meals served due to decreased patronage at Mohegan

Sun-owned food outlets. The decrease in the number of meals served was partially offset by the addition of revenues from the new 4,000-square-foot “Hong Kong” Street food outlet in Sunrise Square, which opened in August 2007, and a 4.2% increase in the average price per cover.

Hotel revenues increased by $1.4 million, or 3.0%, to $48.7 million for the fiscal year ended September 30, 2008 from $47.3 million in the prior fiscal year. The increase in hotel revenues is primarily attributable to slight increases in ADR and hotel occupancy as compared to the prior fiscal year. ADR increased to $113 for the fiscal year ended September 30, 2008 compared to $112 in the prior fiscal year. The increase in ADR also was supported by the growth in entertainment business, as further discussed below. Hotel occupancy increased to 93.6% for the fiscal year ended September 30, 2008 from 93.2% in the prior fiscal year. The increase in hotel occupancy was partially attributable to rooms being out of service during the prior fiscal year due to the hotel room renovation program, which began in January 2007 and was completed in June 2007. REVPAR increased to $105 for the fiscal year ended September 30, 2008 compared to $104 in the prior fiscal year.

Retail, entertainment and other revenues increased by $9.8 million, or 7.6%, to $139.5 million for the fiscal year ended September 30, 2008 from $129.7 million in the prior fiscal year. This increase is primarily the result of a $10.6 million, or 21.1%, increase in entertainment revenues due to an increase in the number of shows at the Mohegan Sun Arena, resulting in a 12.4% increase in Arena ticket sales, as well as a 10.7% increase in average price per ticket from more headliner shows performed in the Arena. The growth in retail, entertainment and other revenues is also the result of a $2.4 million increase in gasoline revenues due to an increase in the average price per gallon of gasoline sold at the Mohegan Sun gasoline and convenience center. The increase in retail, entertainment and other revenues was partially offset by a $4.4 million decline in retail revenues due to decreased patronage at Mohegan Sun-owned retail outlets.

Income from Operations

Income from operations for the fiscal year ended September 30, 2008 decreased by $3.3 million, or 1.1%, to $283.7 million from $287.0 million in the prior fiscal year. The decrease in income from operations is primarily attributable to the decline in gaming revenues as more fully discussed above, combined with higher direct entertainment costs resulting from the increased number of shows at the Mohegan Sun Arena during the fiscal year. The decrease in income from operations was partially offset by the non-cash relinquishment liability reassessment credit previously discussed. The non-cash relinquishment liability reassessment credit was $68.9 million for the fiscal year ended September 30, 2008 versus a $3.0 million relinquishment liability reassessment charge in the prior fiscal year.

Pocono Downs

Adjusted EBITDA for the fiscal year ended September 30, 2008 decreased by $591,000, or 2.0%, to $29.6 million from $30.2 million in the prior fiscal year. This decrease is primarily attributable to the continued weakening of the regional economy, new competition from Mount Airy and increased operating costs resulting from the opening of Project Sunrise, including approximately $1.1 million in expenses incurred for leased slot machines and related costs during the transition from the Phase I slot facility to the Phase II slot facility. The increase in operating costs also is attributable to a full year of operations of the Phase I slot facility which opened in November 2006. Adjusted EBITDA in the prior fiscal year included a $3.5 million non-recurring charge in connection with a settlement of property tax litigation related to the Pocono Downs facility, which partially offset the decrease in Adjusted EBITDA. Adjusted EBITDA margin decreased to 14.1% for the fiscal year ended September 30, 2008 from 15.9% in the prior fiscal year.

Net revenues for the fiscal year ended September 30, 2008 increased by $19.7 million, or 10.4%, to $209.2 million from $189.5 million in the prior fiscal year. This increase is primarily attributable to the opening of Project Sunrise and a full year of operations of the Phase I slot facility, partially offset by a $4.1 million increase in promotional allowances due to higher redemptions under the Player’s Club program.

Gaming Revenues

The Northeastern Pennsylvania slot gaming market generated gross slot win of $336.1 million and $157.2 million for the fiscal years ended September 30, 2008 and 2007, respectively, representing an increase of 113.9%. Gross slot win at Pocono Downs for the fiscal year ended September 30, 2008 increased by $19.0 million, or 12.1%, to $176.2 million from $157.2 million in the prior fiscal year. The growth in slot revenues is primarily attributable to a full year of operations of the Phase I slot facility and the opening of Project Sunrise, partially offset by increased competition from Mount Airy. The slot results for the fiscal year also were impacted by the continued weakening of the regional economy, business disruptions caused by Project Sunrise construction and increased promotional activities from Mount Airy, including extensive free promotional slot plays. Slot win efficiency at Pocono Downs for the fiscal year ended September 30, 2008 was 141.7%. Gross slot win per unit per day was $326 and $427 for the fiscal years ended September 30, 2008 and 2007, respectively. The decrease in gross slot win per unit per day is primarily attributable to an increase in the weighted average number of slot machines during the fiscal year following the opening of Project Sunrise. Gross slot hold percentage for the fiscal year ended September 30, 2008 was 8.8% compared to 9.3% in the prior fiscal year. The decrease in gross slot hold percentage is primarily attributable to the introduction of free promotional slot plays to our patrons, which is reflected in slot handle, during the fiscal year.

Racing revenues decreased by $1.9 million, or 7.2%, to $24.5 million for the fiscal year ended September 30, 2008 from $26.4 million in the prior fiscal year. The decrease in racing revenues is primarily due to the continued weakening of the regional economy, increased competition from the newly opened off-track wagering facilities in New Jersey and the shortened 2008 live racing season.

Non-gaming Revenues

Non-gaming revenues increased by $5.0 million, or 47.2%, to $15.7 million for the fiscal year ended September 30, 2008 from $10.7 million in the prior fiscal year. This increase is the result of increases in food, beverage and retail sales due primarily to the opening of new food, beverage and retail outlets in connection with Project Sunrise and the increased utilization of Pocono Downs Player’s Club points and promotional coupons at the property’s restaurants and retail outlets.

Income from Operations

Income from operations for the fiscal year ended September 30, 2008 decreased by $4.0 million, or 25.1%, to $12.1 million from $16.1 million in the prior fiscal year. This decrease is primarily attributable to the increase in operating costs, partially offset by the growth in net revenues, as more fully discussed above.

Corporate

Corporate costs and expenses for the fiscal year ended September 30, 2008 increased by $18.4 million to $29.0 million compared to $10.6 million in the prior fiscal year. Corporate costs and expenses for the fiscal year include $9.5 million in non-cash charges for additional reserves recorded against the net assets of Wisconsin Gaming. These additional reserves were initially recorded for Wisconsin Gaming following the issuance of new guidance by the Bureau of Indian Affairs on its policy for taking off-reservation land into trust for gaming purposes and were increased in the fourth quarter of fiscal 2008 following an unfavorable decision by the U.S. Department of the Interior to reject the Menominee Tribe’s request to suspend review of the Menominee Tribe’s application to take off-reservation land into trust in connection with the Menominee Project and a federal court’s subsequent refusal to issue a temporary restraining order to prevent the Interior Department from taking further action on the application. The increase in Corporate costs and expenses also is attributable to increased allocated expenditures related to governmental and certain administrative services provided by the Tribe and increased professional costs and consulting expenditures related to various gaming diversification efforts of $2.8 million and $2.7 million, respectively.

“Our 2008 fiscal year was a rewarding yet challenging year for the Authority,” said Jeffery E. Hartmann, COO of the Authority. “The successful openings of Project Sunrise in Pennsylvania and the Casino of the Wind in Connecticut, demonstrate our ability to introduce new and exciting gaming and non-gaming amenities that continue to receive strong acceptance from our customers. We are committed in fiscal 2009 to reduce our cost structure while maintaining the strong customer service culture that separates Mohegan Sun from our competition.”

Mohegan Tribal Gaming Authority Property Information

	Net Revenues For the Three Months Ended				Adjusted EBITDA For the Three Months Ended
(in thousands, unaudited)	September 30, 2008		September 30, 2007		September 30, 2008		September 30, 2007
Mohegan Sun	$350,154	(1)	$379,488		$83,802	(1)	$92,119
Pocono Downs	65,658	(2)	58,854	(3)	9,736	(2)	12,021	(3)
Corporate	—		—		(7,583)		(1,949)

Total	$415,812		$438,342		$85,955		$102,191

	Net Revenues For the Fiscal Years Ended				Adjusted EBITDA For the Fiscal Years Ended
(in thousands, unaudited)	September 30, 2008		September 30, 2007		September 30, 2008		September 30, 2007
Mohegan Sun	$1,362,945	(1)	$1,430,560		$300,537	(1)	$373,072
Pocono Downs	209,238	(2)	189,506	(3)	29,592	(2)	30,183	(3)
Corporate	—		—		(22,459)		(9,859)

Total	$1,572,183		$1,620,066		$307,670		$393,396

(1)	Includes operating results of Casino of the Wind from opening date of August 29, 2008 to September 30, 2008.
(2)	Includes operating results of Project Sunrise from opening date of July 17, 2008 to September 30, 2008.
(3)	Includes operating results of the Phase I slot facility from opening date of November 14, 2006 to September 30, 2007.

Liquidity, Capital Resources and Capital Spending

As of September 30, 2008, the Authority held cash and cash equivalents of $83.8 million, a decrease of $20.9 million from $104.7 million as of September 30, 2007. As of September 30, 2008, there was $300.0 million drawn on the Authority’s $1.0 billion bank credit facility. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $692.8 million of available borrowing capacity under the bank credit facility as of September 30, 2008. The Authority’s total debt was approximately $1.56 billion as of September 30, 2008.

Interest expense decreased slightly by $570,000, or 0.6%, to $93.8 million for the fiscal year ended September 30, 2008 compared to $94.4 million in the fiscal year ended September 30, 2007. The decrease in interest expense is primarily due to increases in capitalized interest relating to Project Horizon and Project Sunrise of $2.5 million and $2.4 million, respectively, to $3.5 million and $3.0 million, respectively, for the fiscal year ended September 30, 2008 from $1.0 million and $638,000, respectively, for the fiscal year ended September 30, 2007. The decrease in interest expense also was attributable to a decrease in weighted average interest rate, partially offset by an increase in weighted average outstanding debt. The weighted average interest rate was 7.2% for the fiscal year ended September 30, 2008 compared to 7.4% in the fiscal year ended September 30, 2007. The weighted average outstanding debt was $1.40 billion for the fiscal year ended September 30, 2008 compared to $1.30 billion in the fiscal year ended September 30, 2007. The increase in weighted average outstanding debt was due to additional borrowings on the bank credit facility to fund Project Horizon and Project Sunrise.

Bank Credit Facility Amendment

In February 2008, the Authority received requisite consent from its lenders for Amendment No. 1 to its bank credit facility. Amendment No. 1, among other things, provided for increases in permitted capital expenditures for Project Horizon and Project Sunrise from $800.0 million and $200.0 million, respectively, to $950.0 million and $215.0 million, respectively. Amendment No. 1 also modified certain provisions of the loan agreement, including the Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants to conform with the projected expenditures and the projected completion dates for Project Horizon and Project Sunrise.

In connection with the suspension of Project Horizon, the Authority entered into discussions with its lenders for an amendment to its current bank credit facility. As of November 20, 2008, a majority in interest of the bank lenders have provided preliminary approval of such amendment, which among other things, will reduce the overall size of the bank credit facility from $1.0 billion, with a $250.0 million increase option, to $850.0 million, with a $150.0 million increase option, provide for a change in the use of proceeds to permit the repayment of the Authority’s 6 3/8% $330.0 million senior subordinated notes at maturity on July 15, 2009 with proceeds from the bank credit facility, decrease the permitted capital expenditures for Project Horizon from $950.0 million to $350.0 million and limit certain investments and other capital expenditures. The amendment also will modify the Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants to conform with the current construction plans for Project Horizon and recent operating trends. In addition, the amendment will modify the interest rate margins and fee rates under the bank credit facility.

“We are extremely pleased with the strong support from our syndicate banks during these difficult times,” said Leo M. Chupaska, CFO of the Authority. “This support is a testament to our long-term relationships with our bank group. Upon execution of the agreement, we will have various financing options for our 6 3/8% senior subordinated notes due in 2009.”

Capital Expenditures

The Authority’s capital expenditures totaled $383.7 million for the fiscal year ended September 30, 2008 compared to $162.2 million in the fiscal year ended September 30, 2007. The capital expenditures were comprised of capital expenditures at Mohegan Sun of $210.5 million, which included Project Horizon construction expenditures of $172.8 million, including capitalized interest of $3.5 million, and capital expenditures at Pocono Downs of $173.2 million, which included Project Sunrise construction expenditures of $169.6 million, including capitalized interest of $3.0 million.

Total capital spending for fiscal year 2009 at Mohegan Sun, exclusive of Project Horizon spending, is forecast to be $34.0 million. Maintenance capital expenditures for fiscal year 2009 at Mohegan Sun are anticipated to be $26.0 million and $8.0 million is anticipated to be expended in fiscal 2009 at the Mohegan Sun Country Club at Pautipaug.

Total capital expenditures for Pocono Downs are anticipated to be $8.1 million for the 2009 fiscal year, $5.7 million of which relates to the construction of a new paddock for its harness racing facility.

Project Horizon

Project Horizon, Mohegan Sun’s second major expansion, initially was planned to include four major components: Sunrise Square, Casino of the Wind, Property Infrastructure and the Earth Expansion.

Sunrise Square, an Asian-themed gaming area in the Casino of the Earth, was completed in August 2007 at a cost of approximately $16.7 million. Sunrise Square includes 8,500 square feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker, a 5,000-square-foot bus lobby and a 4,000-square-foot “Hong Kong” Street food outlet.

Casino of the Wind, a new gaming area adjacent to the Casino of the Sky, was completed and opened to the public in August 2008 at a cost of approximately $113.3 million. Casino of the Wind adds approximately 45,000 square feet of gaming space, approximately 660 slot machines, 28 table games and a themed 42-table poker room, as well as approximately 20,000 square feet of new dining and retail amenities, including a two-level, 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant and the return of Chief’s Deli, a casual dining restaurant operated by the Authority.

As of September 30, 2008, the Authority has incurred approximately $24.8 million for Property Infrastructure costs relating to additional surface parking lots, site development and road improvements on or adjacent to the property. The Authority currently anticipates incurring an additional $14.3 million to complete the Property Infrastructure component. The Property Infrastructure component will be complete in the third quarter of fiscal 2009.

On September 22, 2008, the Authority announced plans to suspend the hotel, retail and parking garage components of the Earth Expansion as a result of the ongoing national economic recession. As of September 30, 2008, the Authority has incurred approximately $58.0 million for the Earth Expansion relating to excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work. The Authority currently anticipates incurring an additional $69.5 million in connection with the Earth Expansion relating to the construction of the Earth guest connector and the retail podium which will connect the Winter Parking Garage to the Earth Casino. The Earth Expansion also will incorporate renovated food and beverage facilities, including a burger restaurant, a family-style sit down pizzeria and a four-station quick-serve dining area, as well as 7,000 square feet of new retail space.

As noted above, the construction of a 1,500-space parking garage that was anticipated to be built adjacent to the Earth Expansion has also been suspended. As of September 30, 2008, the Authority has incurred approximately $3.8 million relating to the parking garage, and anticipates incurring an additional $1.2 million to complete improvements to the parking garage.

The revised costs for Project Horizon are currently estimated to be approximately $301.6 million, excluding capitalized interest. The revised costs include the previous investments in the Earth Expansion and Property Infrastructure. A breakdown of the costs is as follows:

•	$16.7 million for Sunrise Square

•	$113.3 million for Casino of the Wind

•	$39.1 million for Property Infrastructure

•	$5.0 million for the restoration of the Winter Parking Garage

•	$127.5 million for the Earth Expansion

As of September 30, 2008, costs incurred for Project Horizon, excluding capitalized interest, totaled approximately $216.6 million. Remaining project costs are estimated to total approximately $85.0 million and are anticipated to be incurred in fiscal 2009.

Project Sunrise - Pennsylvania

Pocono Downs recently completed Project Sunrise, a Phase II gaming and entertainment facility, which opened to the public on July 17, 2008 and is located adjacent to the Phase I gaming facility. The combined facility now includes approximately 2,500 slot machines and electronic blackjack games, several dining options including: Ruths’ Chris Steakhouse, Rustic Kitchen Bistro and Bar, which features dining and a live cooking show, Bar Louie, a casual bar and restaurant, Timbers Buffet, a 300-seat Mohegan Indian cultural heritage themed buffet, and a food court including Johnny Rockets, Hot Dog Hall of Fame, Puck Express by Wolfgang Puck, Ben & Jerry’s Ice Cream and Betty & Joe’s Baker & Coffee Maker. Pocono Downs now also offers a wide array of retail amenities including Brookstone, Marshall Rousso women’s couture, Misura men’s fine apparel boutique, Reflections, a fine jewelry store, Crossing Vineyards Wine and Cheese Shop, and MOGO, the Pocono Downs logo store. Project Sunrise also added three new bars/lounges: Sunburst Bar, featured in the center of the gaming floor, Breakers night club and Pearl Sushi Bar. The final cost of Project Sunrise is anticipated to be approximately $199.0 million, excluding capitalized interest.

Capital Resources

Distributions to the Tribe totaled $80.0 million and $75.0 million for the fiscal years ended September 30, 2008 and 2007, respectively. Distributions to the Tribe are anticipated to total $82.5 million for fiscal year 2009.

The Authority’s 6 3/8% $330.0 million senior subordinated notes mature on July 15, 2009. Due to adverse conditions in the public debt market and the possibility that such adverse conditions will continue, the Authority has the option of repaying these notes at maturity with proceeds from the bank credit facility, as contemplated by the pending amendment to the bank credit facility.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun and Pocono Downs are anticipated to be funded through a combination of the Authority’s operating cash flows and/or the bank credit facility. The Authority believes it is in compliance with all bank covenants as of September 30, 2008.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter and fiscal year 2008 operating results on Thursday, December 4, 2008 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (International)

Conference ID: 73918274

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, December 4, 2008. This replay will run through December 18, 2008.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (International)

Conference ID: 73918274

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes the Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. The Casino of the Wind opened on August 29, 2008, with approximately 65,000 square feet of additional gaming space and new dining and retail amenities. Mohegan Sun at Pocono Downs opened Project Sunrise on July 17, 2008, a gaming and entertainment facility adjacent to the Phase I gaming facility. The combined facility now includes approximately 2,500 slot machines, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York,

New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended September 30,2008	For the Three Months Ended September 30, 2007	For the Fiscal Year Ended September 30, 2008	For the Fiscal Year Ended September 30, 2007
Revenues:
Gaming	$373,720	$395,033	$1,410,774	$1,469,343
Food and beverage	26,999	28,572	103,968	102,097
Hotel	11,816	12,050	48,740	47,333
Retail, entertainment and other	38,233	41,957	144,256	133,139

Gross revenues	450,768	477,612	1,707,738	1,751,912
Less - Promotional allowances	(34,956)	(39,270)	(135,555)	(131,846)

Net revenues	415,812	438,342	1,572,183	1,620,066

Operating costs and expenses:
Gaming	230,046	244,318	888,534	869,333
Food and beverage	13,329	12,113	49,951	50,499
Hotel	4,224	4,374	17,314	16,959
Retail, entertainment and other	15,063	15,559	56,848	48,435
Advertising, general and administrative	59,612	57,837	229,407	231,585
Corporate expenses	9,069	2,101	25,188	10,507
Pre-opening costs and expenses	3,306	7	4,652	3,836
Depreciation and amortization	29,390	23,496	102,370	93,347
Relinquishment liability reassessment	(68,947)	2,997	(68,947)	2,997

Total operating costs and expenses	295,092	362,802	1,305,317	1,327,498

Income from operations	120,720	75,540	266,866	292,568

Other income (expense):
Accretion of discount to the relinquishment liability	(6,771)	(7,448)	(27,085)	(29,794)
Interest income	925	1,007	3,795	3,695
Interest expense, net of capitalized interest	(25,578)	(22,799)	(93,793)	(94,363)
Write-off of debt issuance costs	—	—	—	(71)
Other income (expense), net	(213)	321	248	(137)

Total other expense	(31,637)	(28,919)	(116,835)	(120,670)

Income from continuing operations before minority interests	89,083	46,621	150,031	171,898
Minority interests	1,486	151	2,729	648

Income from continuing operations	90,569	46,772	152,760	172,546

Discontinued operations:
Income from discontinued operations	—	4	—	94
Loss on sale of discontinued operations	—	(73)	—	(73)

Total income (loss) from discontinued operations	—	(69)	—	21

Net income	$90,569	$46,703	$152,760	$172,567

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	As of and for the Three Months Ended		As of and for the Fiscal Years Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating Results:
Gross revenues	$450,768	$477,612	$1,707,738	$1,751,912
Net revenues	415,812	438,342	1,572,183	1,620,066
Income from operations	120,720	75,540	266,866	292,568

Other Data:
Adjusted EBITDA	$85,955	$102,191	$307,670	$393,396
Capital expenditures	111,388	65,546	383,688	162,195
Cash interest paid	36,611	33,532	95,204	92,501

Balance Sheet Data:
Cash and cash equivalents	$83,847	$104,659	$83,847	$104,659
Total debt	1,557,559	1,293,700	1,557,559	1,293,700

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2008 (1)	September 30, 2007	September 30, 2008 (1)	September 30, 2007
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$83,802	$92,119	$300,537	$373,072
Adjusted EBITDA margin	23.9%	24.3%	22.1%	26.1%

Capital expenditures (in thousands)	$74,080	$44,902	$210,482	$103,742
Capitalized interest (in thousands)	882	843	3,550	1,035

Weighted Average Number of Units:
Slot machines	6,315	6,011	6,159	6,060
Table games	321	318	322	302

Win Per Unit Per Day:
Slot machines (gross)	$379	$451	$380	$417
Table games	3,262	3,239	3,177	3,511

Hold Percentage:
Slot machines (gross)	8.4%	8.8%	8.5%	8.7%
Table games	15.0%	14.3%	14.4%	15.6%

Connecticut Slot Gaming Market Statistics:
Slot handle market share	51.7%	52.7%	52.8%	53.2%
Slot win market share	52.2%	53.8%	53.4%	53.4%
Slot handle efficiency	119.3%	116.4%	117.0%	116.6%
Slot win efficiency	120.4%	118.9%	118.3%	117.1%

Northeast Slot Gaming Market Statistics:
Slot win market share	32.9%	35.9%	33.4%	36.9%
Slot win efficiency	134.7%	145.4%	134.8%	139.3%

Hotel Statistics:
Hotel occupancy %	96.4%	97.6%	93.6%	93.2%
Average Daily Rate (ADR)	$106	$108	$113	$112
Revenue Per Available Room (REVPAR)	$102	$105	$105	$104

(1)	Includes operating results of Casino of the Wind from opening date of August 29, 2008 to September 30, 2008.

POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2008 (1)	September 30, 2007	September 30, 2008 (1)	September 30, 2007 (2)
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$9,736	$12,021	$29,592	$30,183
Adjusted EBITDA margin	14.8%	20.4%	14.1%	15.9%

Capital expenditures (in thousands)	$37,287	$20,644	$173,184	$58,449
Capitalized interest (in thousands)	266	170	2,998	638

Slot Statistics:
Weighted Average Number of Slot Machines	2,289	1,203	1,476	1,143
Win per unit per day (gross)	$265	$452	$326	$427
Hold percentage (gross)	9.0%	8.8%	8.8%	9.3%
Slot handle market share (3)	48.6%	100.0%	47.6%	100.0%
Slot win market share (3)	53.0%	100.0%	52.4%	100.0%
Slot handle efficiency (3)	101.6%	100.0%	128.7%	100.0%
Slot win efficiency (3)	110.9%	100.0%	141.7%	100.0%

(1)	Includes operating results of Project Sunrise from opening date of July 17, 2008 to September 30, 2008.
(2)	Includes operating results of the Phase I slot facility from opening date of November 14, 2006 to September 30, 2007.
(3)	Includes operating results of Mount Airy from opening date of October 22, 2007 to September 30, 2008.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Adjusted EBITDA	$85,955	$102,191	$307,670	$393,396
Pre-opening costs and expenses	(3,306)	(7)	(4,652)	(3,836)
Depreciation and amortization	(29,390)	(23,496)	(102,370)	(93,347)
Relinquishment liability reassessment	68,947	(2,997)	68,947	(2,997)
Minority interests	(1,486)	(151)	(2,729)	(648)

Income from operations	120,720	75,540	266,866	292,568

Accretion of discount to the relinquishment liability	(6,771)	(7,448)	(27,085)	(29,794)
Interest income	925	1,007	3,795	3,695
Interest expense, net of capitalized interest	(25,578)	(22,799)	(93,793)	(94,363)
Write-off of debt issuance costs	—	—	—	(71)
Other income (expense), net	(213)	321	248	(137)
Minority interests	1,486	151	2,729	648
Total income (loss) from discontinued operations	—	(69)	—	21

Net income	$90,569	$46,703	$152,760	$172,567

Reconciliations of Income from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended September 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun (1)	$130,403	$1,113	$(68,947)	$21,233	$—	$83,802
Pocono Downs (2)	2,257	2,193	—	5,286	—	9,736
Corporate	(11,940)	—	—	2,871	1,486	(7,583)

Total	$120,720	$3,306	$(68,947)	$29,390	$1,486	$85,955

	For the Three Months Ended September 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$68,455	$53	$2,997	$20,614	$—	$92,119
Pocono Downs (3)	9,205	(46)	—	2,862	—	12,021
Corporate	(2,120)	—	—	20	151	(1,949)

Total	$75,540	$7	$2,997	$23,496	$151	$102,191

	For the Fiscal Year Ended September 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun (1)	$283,732	$1,204	$(68,947)	$84,548	$—	$300,537
Pocono Downs (2)	12,093	3,448	—	14,051	—	29,592
Corporate	(28,959)	—	—	3,771	2,729	(22,459)

Total	$266,866	$4,652	$(68,947)	$102,370	$2,729	$307,670

	For the Fiscal Year Ended September 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$287,017	$445	$2,997	$82,613	$—	$373,072
Pocono Downs (3)	16,137	3,391	—	10,655	—	30,183
Corporate	(10,586)	—	—	79	648	(9,859)

Total	$292,568	$3,836	$2,997	$93,347	$648	$393,396

(1)	Includes operating results of Casino of the Wind from opening date of August 29, 2008 to September 30, 2008.
(2)	Includes operating results of Project Sunrise from opening date of July 17, 2008 to September 30, 2008.
(3)	Includes operating results of the Phase I slot facility from opening date of November 14, 2006 to September 30, 2007.

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, reassessment and accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, write-off of debt issuance costs, income (loss) from discontinued operations and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut, December 4, 2008

CONTACTS:

Mitchell Grossinger Etess	Leo M. Chupaska
Chief Executive Officer	Chief Financial Officer
Mohegan Tribal Gaming Authority	Mohegan Tribal Gaming Authority
(860) 862-8000	(860) 862-8000